UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

May 23, 2014

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	0-28000	58-2213805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100 Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code): 770-779-3900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2014, the Compensation Committee of the Board of Directors of PRGX Global, Inc. (the “Company”) established the material terms for the 2014 short term incentive plan (the “STI Plan”) in which the Company’s principal executive officer, principal financial officer and its other named executive officers will participate. The material terms of the 2014 STI Plan are as follows:

•	The overall bonus pool under the 2014 STI Plan will be established based on the Company’s level of achievement of adjusted EBITDA for 2014, as determined by the Compensation Committee.

•	The target and maximum bonus amounts for each named executive officer under the 2014 STI Plan are established in accordance with the officer’s current employment arrangement. The target and maximum bonus amounts for each named executive officer are 50% and 100% of the officer’s base salary, respectively, except for the Chief Executive Officer whose target and maximum bonus amounts are 75% and 150% of his base salary, respectively.

•	Actual bonus payments to named executive officers under the 2014 bonus plan will be based (a) on the size of the overall bonus pool established as described above, and (b) 50% on the Company’s 2014 revenue performance and 50% on the Company’s 2014 adjusted EBITDA performance.

•	The portion of each named executive officer’s bonus that is based on 2014 revenue performance of the Company will not be paid if a certain minimum (threshold) level of 2014 revenue for the Company (established by the Compensation Committee) is not achieved. Similarly, the portion of each named executive officer’s bonus that is based on 2014 adjusted EBITDA performance of the Company will not be paid if a certain minimum (threshold) level of 2014 adjusted EBITDA for the Company (established by the Compensation Committee) is not achieved. The Compensation Committee has determined that the results from the Healthcare Claims Recovery Audit Services segment will be excluded from the calculation of revenue and adjusted EBITDA performance under the 2014 STI Plan due to the Company’s previously announced expectation of losses amid declining revenues in the segment as the Company winds down its auditing under the Medicare RAC program.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Robert B. Lee
Robert B. Lee
Chief Financial Officer and Treasurer

Dated: May 30, 2014